Exhibit 99.1
UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information and notes thereto have been prepared in accordance with Article 11 of Regulation S-X in order to give effect to the merger and the related transaction accounting adjustments (pro forma adjustments) described in the accompanying notes.
On January 1, 2026, Pinnacle Financial Partners, Inc. (“Pinnacle”) completed its merger pursuant to the Agreement and Plan of Merger (“Merger Agreement”) in which Synovus Financial Corp. (“Synovus”) and Pinnacle each merged with and into Steel Newco Inc. (“Newco”) simultaneously, with Newco continuing as the surviving corporation. In connection with the closing of the Merger, Newco changed its corporate name to Pinnacle Financial Partners, Inc. Upon completion of the merger, the separate corporate existence of each of Synovus and Pinnacle ceased, and Newco became the parent holding company of the combined organization.
Each share of common stock, par value $1.00 per share, of Pinnacle (“Pinnacle common stock”) outstanding immediately prior to the merger was converted into the right to receive one share of Newco (“Newco common stock”) and (b) each share of common stock, par value $1.00 per share, of Synovus (“Synovus common stock”) outstanding immediately prior to the merger was converted into the right to receive 0.5237 shares of Newco common stock. Holders of Synovus common stock received cash in lieu of fractional shares.
Each share of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, no par value, of Synovus (“Synovus series D preferred stock”), Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E, no par value, of Synovus (“Synovus series E preferred stock”) and 6.75% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series B, no par value, of Pinnacle ("Pinnacle series B preferred stock"), was converted into the right to receive one share of an applicable newly created series of preferred stock of Newco.
The accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2025, combines the historical consolidated balance sheets of Pinnacle and Synovus, giving effect to the merger as if it had been completed on December 31, 2025. The unaudited pro forma condensed combined income statement for the year ended December 31, 2025 combines the historical consolidated income statements of Pinnacle and Synovus, giving effect to the merger as if it had been completed on January 1, 2025.
The historical consolidated financial statements of Pinnacle and Synovus have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are necessary to account for the merger, in accordance with U.S. GAAP. The unaudited pro forma adjustments are based upon available information and certain assumptions that Pinnacle (as the accounting acquirer) believes are reasonable. The following unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies. Certain reclassifications have also been made to align Pinnacle’s and Synovus’ historical financial statement presentation.
The following unaudited pro forma condensed combined financial information and related notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of Pinnacle and the related notes included in Pinnacles’s Annual Report on Form 10-K for the year ended December 31, 2025, and (ii) the historical audited consolidated financial statements of Synovus and the related notes included in Synovus’ Annual Report on Form 10-K for the year ended December 31, 2025.
The unaudited pro forma condensed combined financial information is provided for illustrative information purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future.
The merger is being accounted for as a business combination using the acquisition method with Pinnacle as the accounting acquirer, as Newco was determined to not be substantive, in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under this method of accounting, the aggregate purchase consideration will be allocated to Synovus’ assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the merger. The process of valuing the net assets of Synovus immediately prior to the merger, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the purchase consideration and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill.
The unaudited pro forma condensed combined financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, restructuring, severance and retention expenses, asset dispositions, and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon finalization of estimated fair values of the assets and liabilities acquired.
As of the date of this filing, Pinnacle is in the process of completing its valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the Synovus assets to be acquired or liabilities to be assumed. Final adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information, and the differences may be material.
Further, Pinnacle is also in the process of identifying all adjustment necessary to conform Synovus’ accounting policies to Pinnacle’s accounting policies. As more information becomes available, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.
As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information.
Fair value estimates related to the assets and liabilities from Synovus are subject to adjustment for up to one year after the closing date of the acquisition as additional information becomes available. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company’s statement of income. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial information.

PINNACLE AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET AS OF DECEMBER 31, 2025

	Pinnacle	Synovus	Pro Forma	Note	Pro Forma
in thousands	As Reported	As Reported	Adjustments	4	Combined
ASSETS
Cash and cash equivalents	$3,565,082	$2,533,448	$(207,716)	A	$5,890,814
Securities purchased under agreements to resell	96,395	4,257	—		100,652
Securities available for sale	6,566,683	7,411,072	—		13,977,755
Securities held to maturity	2,590,524	2,409,184	9,939	B	5,009,647
Loans held for sale	97,360	106,221	—		203,581
Loans	39,154,002	44,625,627	(914,037)	C	82,865,592
Less: allowance for loan losses	(441,540)	(477,934)	—	D	(919,474)
Loans, net	38,712,462	44,147,693	(914,037)		81,946,118
Premises, equipment, and software, net	339,990	377,940	183,496	E	901,426
Goodwill	1,848,904	480,440	1,148,899	F	3,478,243
Core deposits and other intangible assets, net	29,715	23,809	1,086,191	G	1,139,715
Other assets	3,858,938	3,864,773	(44,924)	H	7,678,787
Total assets	$57,706,053	$61,358,837	$1,261,848		$120,326,738

LIABILITIES AND EQUITY
Deposits
Non-interest bearing	$9,046,666	$11,201,939	$—		$20,248,605
Interest-bearing	38,349,856	40,121,983	(8,330)	I	78,463,509
Total deposits	47,396,522	51,323,922	(8,330)		98,712,114
Federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings	316,447	48,848	—		365,295
Federal Home Loan Bank advances, subordinated debt, and other borrowings	2,205,033	2,456,442	45,187	J	4,706,662
Other liabilities	744,336	1,516,218	(2,620)	K	2,257,934
Total liabilities	50,662,338	55,345,430	34,237		106,042,005
Shareholders' equity:
Preferred stock	217,126	537,145	27,155	L	781,426
Common stock	77,662	172,815	(99,591)	L	150,886
Additional paid-in capital	3,144,104	4,008,677	2,997,560	L	10,150,341
Treasury stock	—	(1,359,054)	1,359,054	L	—
Retained earnings	3,727,788	3,261,845	(3,667,960)	L	3,321,673
Accumulated other comprehensive income (loss), net	(122,965)	(628,261)	628,261	L	(122,965)
Total shareholders' equity	7,043,715	5,993,167	1,244,479		14,281,361
Noncontrolling interest in subsidiary	—	20,240	(16,868)	M	3,372
Total equity	7,043,715	6,013,407	1,227,611		14,284,733
Total liabilities and equity	$57,706,053	$61,358,837	$1,261,848		$120,326,738

See accompanying notes to unaudited pro forma condensed combined financial statements

PINNACLE AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2025

	Pinnacle	Synovus	Pro Forma	Note	Pro Forma
in thousands, except per share data	As Reported	As Reported	Adjustments	5	Combined
Interest income:
Loans	$2,288,096	$2,657,750	$114,481	A	$5,060,327
Securities	368,416	367,544	109,915	B	845,875
Other	139,120	90,873	—		229,993
Total interest income	2,795,632	3,116,167	224,396		6,136,195

Interest expense:
Deposits	1,127,179	1,109,023	—		2,236,202
Borrowings	115,020	133,153	(13,130)	C	235,043
Other	5,172	774	—		5,946
Total interest expense	1,247,371	1,242,950	(13,130)		2,477,191
Net interest income	1,548,261	1,873,217	237,526		3,659,004
Provision for credit losses	107,245	68,871	240,530	D	416,646
Net interest income after provision for credit losses	1,441,016	1,804,346	(3,004)		3,242,358
Noninterest income:
Service charges on deposit accounts	71,130	100,655	—		171,785
Investment securities gains (losses), net	(16,611)	704	—		(15,907)
Other non-interest revenue	452,071	435,033	—		887,104
Total noninterest income	506,590	536,392	—		1,042,982

Noninterest expense:
Salaries and other personnel expense	721,431	776,344	—		1,497,775
Equipment and occupancy	195,300	195,785	3,339	E	394,424
Merger-related expenses	21,666	42,261	275,499	F	339,426
Amortization of intangibles	5,608	2,627	168,693	G	176,928
Other noninterest expense	223,723	305,041	—		528,764
Total noninterest expense	1,167,728	1,322,058	447,531		2,937,317
Income before income tax expense	779,878	1,018,680	(450,535)		1,348,023
Income tax expense	138,013	228,488	(95,964)	H	270,537
Net income	641,865	790,192	(354,571)		1,077,486
Less: Net income (loss) attributable to noncontrolling interest	—	(1,788)	1,971	I	183
Net income attributable to shareholders	641,865	791,980	(356,542)		1,077,303
Less: Preferred stock dividends	15,192	45,325	—		60,517
Net income available to common shareholders	$626,673	$746,655	$(356,542)		$1,016,786
Net income per common share, basic	$8.15	$5.36			$6.80
Net income per common share, diluted	8.07	5.33			6.76
Weighted average common shares outstanding, basic	76,863	139,296	(66,557)	J	149,602
Weighted average common shares outstanding, diluted	77,689	140,149	(67,410)	J	150,428

See accompanying notes to unaudited pro forma condensed combined financial statements.

PINNACLE AND SUBSIDIARIES NOTES TO UNAUDITED
PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1. Basis of Presentation
The accompanying unaudited pro forma condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X.
As discussed in Note 2, certain reclassifications were made to align Pinnacle’s and Synovus’ financial statement presentation.
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with Pinnacle as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical financial statements of Pinnacle and Synovus. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their fair values as of the closing date, while transaction costs associated with the business combination are expensed as incurred. The excess of purchase consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.
The allocation of the aggregate purchase consideration depends upon certain estimates and assumptions,. As of the date of this filing, Pinnacle is in the process of completing its valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the Synovus assets to be acquired or liabilities to be assumed. Final adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information, and the differences may be material.
The accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2025 combines the historical consolidated balance sheets of Pinnacle and Synovus, giving effect to the merger as if it had been completed on December 31, 2025. The unaudited pro forma condensed combined income statements for the year ended December 31, 2025 combine the historical consolidated income statements of Pinnacle and Synovus, giving effect to the merger as if it had been completed on January 1, 2025.
The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the merger or any acquisition and integration costs that may be incurred. The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that Pinnacle believes are reasonable under the circumstances.
Note 2. Reclassification Adjustments
During the preparation of the unaudited pro forma condensed combined financial information, Pinnacle management performed an analysis of Synovus’ financial information to identify differences in accounting policies and differences in balance sheet and income statement presentation as compared to the presentation of Pinnacle. Certain changes to financial statement presentation have been made to conform Pinnacle’s and Synovus’ historical financial statement presentation.
Additionally, certain financial statement captions have been combined for purposes of presenting in condensed form in accordance with Article 11 of Regulation S-X.
Note 3. Preliminary Purchase Price Allocation
The following table summarizes the determination of the preliminary purchase price consideration. The value of the purchase price consideration paid by Pinnacle in shares of common stock upon consummation of the merger was determined based on the closing price of Pinnacle common stock as of December 31, 2025, the last trading date prior to closing.

in thousands, except share and per share amounts
December 31, 2025
Synovus shares outstanding (i)	138,893,767
Exchange ratio	0.5237
Total Newco common stock shares to be issued	72,738,666
Price per share of Pinnacle common stock (i)	$95.41
Preliminary consideration for common stock	$6,939,996
Consideration for equity awards	71,205
Fair value of preferred stock issued	564,300
Cash for fractional shares	477
Total pro forma purchase price consideration	$7,575,978

Preliminary goodwill	$1,629,339
(i) Based on the total number of shares of Synovus common stock issued and outstanding as of December 31, 2025 and the closing price per share of Pinnacle common stock on December 31, 2025.

Pinnacle has performed a preliminary valuation analysis of the fair market value of Synovus’ assets to be acquired and liabilities to be assumed based upon available information and certain assumptions,which Pinnacle believes are reasonable under the circumstances. The purchase price adjustments relating to the unaudited pro forma condensed combined financial information are preliminary and subject to change as additional information becomes available and as additional analyses are performed. The following table summarizes the allocation of the preliminary purchase consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Synovus, as if the merger had been completed on December 31, 2025, with the excess recorded to goodwill:

in thousands
Synovus Net Assets at Fair Value
Assets acquired:
Cash and cash equivalents	$2,533,448
Securities purchased under agreements to resell	4,257
Investment securities	9,830,195
Loans held-for-sale	106,221
Loans, net	43,474,186
Premises, equipment, and software, net	561,436
Other intangible assets	1,110,000
Other assets	3,709,935
Total assets acquired	61,329,678
Liabilities assumed:
Deposits	51,315,592
Borrowings	2,550,477
Other liabilities	1,513,598
Total liabilities assumed	55,379,667
Non-controlling interest	3,372
Total liabilities and equity	55,383,039
Net assets acquired	5,946,639
Preliminary pro forma goodwill	1,629,339
Estimated preliminary purchase price consideration	$7,575,978
Note 4. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
The following pro forma adjustments have been reflected in the Pro Forma Adjustments column in the accompanying unaudited pro forma condensed combined balance sheet. All adjustments are based on preliminary assumptions and valuations, which are subject to change once further analyses are performed and as additional information becomes available.
All taxable adjustments were calculated using a statutory tax rate of 21.3% to arrive at deferred tax asset or liability adjustments. Because the tax rate used for this unaudited pro forma condensed combined financial information is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the business combination and those differences may be material.

A.Adjustment to cash and cash equivalents for the payment of expected merger-related transaction and change in control costs.
B.Adjustment to securities classified as held to maturity to reflect the estimated fair value of the acquired investment securities. The adjustment includes the following:

December 31, 2025
in thousands
Reversal of historical Synovus premiums and discounts primarily related to the conversion of securities from available for sale to held to maturity	$520,000
Estimate of fair value adjustment for held to maturity securities	(510,061)
Net fair value pro forma adjustment	$9,939
C.Adjustment to loans reflects estimated fair value adjustments, which include lifetime credit loss expectations for loans, current interest rates and liquidity. This fair value adjustment excludes certain immaterial loan portfolios such as credit cards. The adjustment includes the following:

December 31, 2025
in thousands
Reversal of net deferred origination fees and partial charge-offs on acquired loans	$50,530
Estimate of lifetime credit losses on acquired loans	(477,934)
Estimate of fair value related to current interest rate and liquidity	(724,037)
Net fair value pro forma adjustments	(1,151,441)
Gross up of Purchase Credit Deteriorated (“PCD”) loans for credit mark (1)	237,404
Net change to loans resulting from the merger	$(914,037)
(1) Does not reflect Pinnacle’s adoption of Accounting Standards Update 2025-08 as of January 1, 2026, whereby non-PCD loans acquired in a business combination are deemed purchased seasoned loans with an allowance for credit loss established for the initial estimate of expected credit losses as of the acquisition date and recorded through a gross-up adjustment to the loans’ amortized cost basis similar to the accounting treatment for PCD loans and leases.
D.Adjustments to the allowance for loan losses include the following:

December 31, 2025
in thousands
Reversal of historical Synovus’ allowance for loan losses	$(477,934)
Estimate of lifetime credit losses for PCD loans	237,404
Net pro forma transaction accounting adjustments to the allowance for loan losses	(240,530)
Establishment of the allowance for loan losses for non-PCD loans’ estimated lifetime losses	240,530
Net change to the allowance for loan losses resulting from the merger	$—

E.Adjustment to premises, equipment and software, net to reflect the estimated fair value of acquired premises and equipment.
F.Eliminate the historical Synovus goodwill of $480.4 million at the closing date and record estimated goodwill associated with the merger of $1.6 billion.
G.Eliminate the historical Synovus other intangible assets of $23.8 million at the closing date and record an estimated core deposit intangible of $848.0 million and a wealth customer relationships intangible of $262.0 million related to the merger.

H.Adjustments to other assets include the following:

December 31, 2025
in thousands
Adjustment to reflect the decrease to deferred tax assets resulting from proforma fair value adjustments for acquired financial assets and liabilities	$(116,409)
Adjustment to reflect the preliminary estimated tax effect of other transaction adjustments	109,914
Adjustment to recognize leases at estimated fair value	(8,010)
Write-downs of other Synovus assets	(30,419)
Net pro forma transaction accounting adjustments to other assets	$(44,924)
I.Adjustment to deposits to eliminate Synovus’ fair value adjustments on certain hedged deposits.
J.Adjustment to Federal Home Loan Bank advances, subordinated debt, and other borrowings to reflect the reversal of Synovus’ premiums and discounts and the fair value of Synovus long-term debt.
K.Adjustments to other liabilities to reflect the elimination of Synovus deferred income liabilities.
L.Adjustments to shareholders’ equity consist of the following:

	Preferred Stock	Common Stock	Additional Paid-in Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income
in thousands
Pro forma transaction accounting adjustments:
Elimination of Synovus historical equity balances	$(537,145)	$(172,815)	$(4,008,677)	$1,359,054	$(3,261,845)	$628,261
Issuance of shares of Newco Common Stock to Synovus common shareholders (1)	—	72,739	6,867,257	—	—	—
Represents the estimated fair value of the Synovus series D and series E preferred stock and its conversion to Newco preferred stock (1)	564,300	—	—	—	—	—
Represents the estimated consideration for equity awards (1)	—	—	71,205	—	—	—
Establishment of the allowance for loan losses for non-PCD loans estimated lifetime losses net of tax	—	—	—	—	(189,297)	—
Issuance of shares of Newco common stock related to change in control equity issuance (2)	—	485	67,775	—	—	—
Represents after-tax transaction fees and expenses related to the merger (2)	—	—	—	—	(216,818)	—
Net pro forma transaction accounting adjustments to equity	$27,155	$(99,591)	$2,997,560	$1,359,054	$(3,667,960)	$628,261
(1) Included as a component of preliminary purchase price consideration in Note 3.Preliminary Purchase Price Allocation.
(2) Adjustments to equity to reflect transaction costs directly attributable to the merger. These adjustments are not a component of purchase price consideration.
M.Adjustment to noncontrolling interest in subsidiary to reflect impact of purchase accounting adjustments related to Synovus noncontrolling interest.

Note 5. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income
The following pro forma adjustments have been included in the Pro Forma Adjustments column to give effect as if the merger had been completed on January 1, 2025, in the accompanying unaudited pro forma condensed combined statements of income year ended December 31, 2025. All adjustments are based on preliminary assumptions and valuations, which are subject to change once further analyses are performed and as additional information becomes available.
All taxable adjustments were calculated using a statutory tax rate of 21.3%. The total effective tax rate of the combined company following the merger could be significantly different depending on the post-acquisition geographical mix of income and other factors. Because the tax rate used for this unaudited pro forma condensed combined financial information is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the business combination and those differences may be material.
A.Adjustments to interest income on loans of $114.5 million for the year ended year ended December 31, 2025, respectively, to record the estimated accretion of the discount on acquired loans and eliminate the accretion of net deferred origination fees. Pro forma accretion was estimated using the effective interest method over the life of the loan.
B.Adjustments to interest income on securities of $109.9 million for the year ended December 31, 2025, respectively, to record the estimated accretion of the fair value adjustments to acquired available for sale and held to maturity securities. Pro forma accretion was based on the use of straight-line methodology, over an estimated approximate life of 8 years.
C.Adjustment to interest expense on borrowings of $(13.1) million for the year ended December 31, 2025, respectively, to record the estimated amortization of the premium on long-term debt. Pro forma amortization was based on the use of straight-line methodology, using the remaining term of the acquired long-term debt.
D.Adjustment to record provision expense on Synovus’ non-PCD loans of $240.5 million.
E.Adjustment to equipment and occupancy expense of $3.3 million for the year ended December 31, 2025, respectively, to reflect increases of depreciation expense and decreases in rent expense as a result of estimated fair value on acquired owned and leased property. Depreciation and rent expense proforma adjustments were calculated using a straight-line methodology over the life of the individual owned and leased properties.
F.Adjustment to reflect estimated transaction costs of $275.5 million directly attributable to the merger, including change in control costs and legal and advisory fees.
G.Net adjustments to intangible amortization of $168.7 million for the year ended December 31, 2025, respectively, to eliminate Synovus amortization on other intangible assets and record estimated amortization of acquired other intangible assets. Core deposit intangibles will be amortized using the sum-of-the-years-digits method over ten years. Wealth customer relationship intangible assets will be amortized based on the use of straight-line methodology over fourteen years.

			Amortization Expense
	Estimated	Useful Life	Year ended
	Fair Value	(years)	December 31, 2025
in thousands
Core deposit intangible	$848,000	10	$160,489
Wealth customer relationship intangible	262,000	14	18,714
	$1,110,000		$179,203
Historical amortization expense			(10,510)
Pro forma net adjustment to amortization			$168,693
Amortization for next five years
2026	$162,384
2027	145,564
2028	128,744
2029	111,924
2030	95,104

H.Adjustment to income tax expense (benefit) to record the income tax effects of pro forma adjustments at the estimated combined statutory federal and state rate of 21.3%.
I.Adjustment to net income (loss) attributable to noncontrolling interest to record the effects of pro forma adjustments that relate to Synovus noncontrolling interest.
J.Adjustments to weighted-average shares of Pinnacle common stock outstanding to eliminate weighted average shares of Synovus common stock outstanding and record shares of Newco common stock outstanding, calculated using an exchange ratio of 0.5237 per share for all shares. The calculation of weighted average shares outstanding for both basic and diluted earnings per share assumes that the shares issuable related to the merger have been outstanding for the entire periods presented.

Pro forma basic weighed average shares	Shares
December 31, 2025
in thousands
Historical Pinnacle weighted average shares outstanding, basic	76,863
Shares of Newco common stock to be issued to holders of Synovus common stock pursuant to the merger	72,739
Pro forma weighted average shares, basic	149,602

Historical Pinnacle weighted average shares outstanding, diluted	77,689
Shares of Newco common stock to be issued to holders of Synovus common stock pursuant to the merger	72,739
Pro forma weighted average shares, diluted	150,428